Exhibit 99.3

FIRST AMENDMENT TO SUPPLY CONTRACT

This Amendment is made this 28 day of February, 2011 by and between VitaminSpice, a Wyoming corporation ("Spice"), herein represented by its undersigned officer and IUCSS, Inc., a Nevada corporation ("Buyer"), herein represented by its undersigned officer.

WITNESSETH

WHEREAS, Spice and Buyer have entered into a Supply Contract, dated February 9, 2011, (the "Contract"); and

WHEREAS, the parties seek to clarify and amend Article IV of the Contract; and

NOW THEREFORE, the parties for the mutual benefits conferred upon each other herein, the receipt and adequacy of which are

1.     Article IV of the Contract is amended to read as follows:
Article IV

Prices for the initial order of Product shall be $2.15 per unit point of origin for all current Spice products. All future orders of Product shall be the lesser of: (i) $2.15 per unit for all current Spice products; or (ii) the price Spice offers to any other customer (i.e. most favored nation pricing) for any Product. Spice's invoices for Products shall become due and payable forty-five (45) days after delivery, subject to adjustment for defective or non-conforming Products as set forth herein.

2. All other provisions of the Contract shall remain in full force and effect and shall not be altered by this Amendment.

IN WITNESS WHEREOF, the Parties executed this Agreement on the date first written above.

IUCSS, INC.		VITAMINSPICE

By:	/s/ David Cunic	By:	/s/ Edward Bukstel
	David Cunic, CEO		Edward Bukstel, CEO
3/2/11

1

SUPPLY CONTRACT

This Agreement is made this 9th day of February, 2011 by and between VitaminSpice, a Wyoming corporation ("Spice"), herein represented by its undersigned officer and IUCSS, Inc., a Nevada corporation ("Buyer"), herein represented by its undersigned officer.

WITNESSETH

WHEREAS, Spice has the right to use a certain basic recipe and formula in the preparation of spices (namely: ground black pepper, garlic powder, crushed red pepper and cinnamon) and any developments or improvements relating to the production of such recipe and formula and any additional recipes for additional products including, but not limited to condiments such as ketchup, mustard and salad dressing (collectively, the "Products");

WHEREAS, Buyer, subject to written Resolution of Buyer's Board of Directors, wishes to assure an adequate supply of the Products for resale through internet and other means;

WHEREAS, Spice is willing, on the terms and conditions of this Agreement, to manufacture, package and supply to Buyer certain quantities of the Products; and

WHEREAS, Buyer is willing, on the terms and conditions of this Agreement, to purchase such quantities of the Products from Spice as it requires; and

NOW THEREFORE, the parties for the mutual benefits conferred upon each other herein, the receipt and adequacy of which are acknowledged, agree that:

Article I

Spice shall sell to Buyer, or as Buyer directs, all of the Products required by Buyer, and Buyer shall purchase its requirements for the consideration hereafter stated.

Article II

Except for the initial order of Products, during any month, Spice shall not be obligated to supply an amount of Product disproportionate to average amounts customarily supplied in any one month for the preceding twelve month period.

Article III

In consultation with Buyer, Spice shall endeavor, on a best efforts basis, to estimate the future requirements of the Buyer for a rolling three month period to assure maximum compliance herewith.

Article IV

Prices for the initial order of Product shall be $2.15 per unit point of origin. All future orders of Product shall be as negotiated from time to time by Spice consistent with past practices, but in no event shall the unit price offered to Buyer be an amount greater than Spice offers any other customer (i.e. most favored nation pricing) as shall be mutually determined by the Parties. Spice's invoices for Products shall become due and payable forty-five (45) days after delivery, subject to adjustment for defective or non-conforming Products as set forth herein.

Article V

Title shall pass from Spice to Buyer upon delivery to Buyer. Any risk arising from the loss or destruction of the Products or any change in the quality of the Product or any other occurrence with respect to the Products at the time of, or prior to, the delivery of the Products to Buyer shall be borne by Spice. Any such risk from any occurrence after the delivery of the Products to Buyer by Spice, or its common carrier, shall be borne by Spice.

Article VI

Spice warrants that all the Products provided to Buyer will, on the date of shipment and for 120 days thereafter, meet the specifications set forth on the Product packaging and will comply with all applicable laws and regulations. During the 120 days after delivery, Buyer agrees to store all Products in a secure, controlled environment free from excess heat, humidity or physical shock.

Article VII

If the Products provided by Spice meet the specifications as set forth on the Product packaging, it will be accepted and paid for as described above. If Buyer finds that any Product specifications are not met, then Buyer shall promptly notify Spice of the problem and provide Spice with its test data and results. Buyer agrees to provide Spice written notification of any nonconformity within 130 days of receipt of the Product. In the event Spice has not received a notice from Buyer within 130 days of Buyer's receipt of the Products, the Products shall be deemed to be accepted by Buyer. Spice shall have the option, at its own cost, to promptly retest the batch of Product which is claimed by Buyer to be nonconforming, as appropriate, and supply its test results to Buyer. If this re-test shows that the Product does not meet specifications, then Spice will replace that nonconforming Product, provided, however, that all nonconforming Product is returned to Spice at Buyer's cost and expense in its origin containers, and shall reimburse Buyer for any reasonable testing costs incurred for any nonconforming Product. Furthermore, VitaminSpice shall maintain at all times adequate products liability insurance which shall name, if permitted, Buyer as and additional insured as a product reseller.

Article VIII

Each Party acknowledges validity and exclusive ownership and right to use, to grant permission to use and to control its respective name and neither Party will acquire any right of any nature in or to the other Party's name. The Foregoing notwithstanding, Buyer, and or its affiliates and assignees, is granted a limited use license to use the name and logo of Spice, as well as the use of the term "foodceutical", or any other trademarked, patented, or otherwise, in any of its literature or public domain website for the purposes of marketing and selling the Products.

Article IX

The term hereof shall be ten years. Thereafter, this Agreement may be terminated by the Parties' agreement, subject to an accounting for Product already sold but not yet paid for.

Article X

Without the other Party's written consent first obtained, neither Party may assign or encumber its rights hereunder, nor may this Agreement be assumed by any other person.

Article XI

This Agreement may be amended only by a writing executed by the parties hereto.

Article XII

This Agreement establishes no third party beneficiary rights in any persons not parties hereto.

Article XIII

This Agreement shall be construed in accordance with the internal laws of the State of New Jersey.

IN WITNESS WHEREOF, the Parties executed this Agreement on the date first written above.

IUCSS, INC.		VITAMINSPICE

By:	/s/ David Cunic	By:	/s/ Edward Bukstel
	David Cunic, CEO		Edward Bukstel, CEO